UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under Section 240.14a-12

EASTERLY GOVERNMENT PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

For the Annual Meeting of Stockholders to be held on May 22, 2025

Re: Proposal 1 – Election of Directors

May 8, 2025

Dear Easterly Government Properties, Inc. Stockholder:

At the 2025 annual meeting of stockholders of Easterly Government Properties, Inc. (the “Company”), our stockholders will vote for the election of the Company’s Board of Directors (the “Board”). Our Board has recommended that the stockholders vote for each of the incumbent directors, per the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 18, 2025.

Institutional Shareholder Services (“ISS”) has recommended that stockholders vote against the Company’s directors due to the implementation of the Company’s reverse stock split of its issued and outstanding common stock on April 28, 2025, without a proportionate reduction in authorized shares of common stock. In consultation with our advisors, we did not see a substantive business rationale in making any adjustments to the authorized shares.

As a result, on May 6, 2025, the Board approved an amendment to our charter reducing the authorized shares of common stock, from 200,000,000 to 80,000,000. The amendment was filed following such approval and became effective upon filing. We believe that this amendment satisfies ISS’s concerns regarding our number of authorized shares.

We encourage stockholders to vote FOR each of the directors presented in the Proxy Statement.

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2001 K Street NW, Suite 775 North, Washington, DC 20006